Exhibit 99.8

HYDROFARM HOLDINGS GROUP, INC.

AMENDED AND RESTATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Amended and Restated Restricted Stock Unit Award Notice (the “Restated Award Notice”) and this Amended and Restated Restricted Stock Unit Award Agreement (this “Agreement”), Hydrofarm Holdings Group, Inc. (the “Company”) has granted you a Restated Restricted Stock Unit Award (the “Restated Award”) for the number of Restricted Stock Units indicated in the Restated Award Notice.

Definitions

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Agreement have the following meanings:

Affiliate means a corporation or other entity which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board means the Board of Directors of the Company.

Change in Control means consummation of (a) a merger or consolidation of the Company with or into any other company, (b) a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s voting securities; or (c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets; excluding, however, in each case, any such transaction pursuant to which

(i) the Entities who are the beneficial owners of the outstanding shares and the voting securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of Common Stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding shares of Common Stock and the outstanding voting securities;

(ii)       no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and

(iii)       individuals who were members of the incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Change in Control, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Common Stock means shares of the Company’s common stock, $0.0001 par value per share.

Company means HydroFarm Holdings Group, Inc., a Delaware corporation.

Entity means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Related Company means any entity that, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

Securities Act means the Securities Act of 1933, as amended.

Successor Company means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change in Control.

The details of the Restated Award are as follows:

1.	Vesting and Settlement

The Restated Award will vest according to the Vesting Schedule (as set forth in the Restated Award Notice). RSUs that have vested and are no longer subject to forfeiture according to the Vesting Schedule are referred to herein as “Vested Units.” RSUs that have not vested and remain subject to forfeiture under the Vesting Schedule are referred to herein as “Unvested Units.” The Company will settle the Vested Units as set forth in the Settlement Schedule (as set forth in the Restated Award Notice). One share of the Company’s Common Stock will be issuable for each Vested Unit (subject to adjustment in accordance with Section 10.2 hereof).

2.	[Intentionally Omitted.]

3.	Securities Law Compliance

3.1       You represent and warrant that you (a) have been furnished with all information which you deem necessary to evaluate the merits and risks of receipt of the Restated Award, (b) have had the opportunity to ask questions and receive answers concerning the information received about the Restated Award and the Company, and (c) have been given the opportunity to obtain any additional information you deem necessary to verify the accuracy of any information obtained concerning the Restated Award and the Company.

3.2       You hereby agree that you will in no event sell or distribute all or any part of the shares of the Company’s Common Stock that you receive pursuant to settlement of this Restated Award (the “Shares”) unless (a) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving the Shares or (b) the Company receives an opinion of your legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration. As soon as practicable following the consummation of a Qualified Public Offering (and in any event within 30 calendar days of the consummation of such offering), the Company shall file a registration statement on Form S-8 with the Securities and Exchange Commission registering the issuance of all of the shares of Common Stock underlying the RSUs, whether vested or unvested. The Company shall use best efforts to maintain its effectiveness through the date on which all of the Shares have been issued to you.

3.3       You confirm that you have been advised, prior to your receipt of the Shares, that neither the offering of the Shares nor any offering materials have been reviewed by any administrator under the Securities Act or any other applicable securities act (the “Acts”) and that the Shares cannot be resold unless they are registered under the Acts or unless an exemption from such registration is available.

3.4       You hereby agree to indemnify the Company and hold it harmless from and against any loss, claim or liability, including reasonable attorneys’ fees or legal expenses, incurred by the Company as a result of any breach by you of, or any inaccuracy in, any representation, warranty or statement made by you in this Agreement or the breach by you of any terms or conditions of this Agreement.

4.	Transfer Restrictions

4.1       Units shall not be sold, transferred, assigned, encumbered, pledged or otherwise disposed of, whether voluntarily or by operation of law.

4.2       Shares will not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in contravention of the provisions of this Agreement. Except as otherwise provided in this Agreement, such restrictions on transfer, however, will not apply to (a) a gratuitous transfer of the Shares, provided, and only if, you obtain the Company's prior written consent to such transfer, (b) a transfer of title to the Shares effected pursuant to your will or the laws of intestate succession, or (c) a transfer to the Company in pledge as security for any purchase money indebtedness incurred by you in connection with the acquisition of the Shares.

4.3       Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in Section 4.2 must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement, to the same extent the Shares would be so subject if retained by you.

4.4       In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, you or any transferee (either being referred to herein as "you") agree not to sell, make any short sale of, loan, hypothecate, pledge, assign, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters; provided, however, that in no event shall such period exceed (a) 180 days after the effective date of the registration statement for such public offering or (b) such longer period requested by the underwriters as is necessary to comply with regulatory restrictions on the publication of research reports (including, but not limited to, NYSE Rule 472 or NASD Conduct Rule 2711). In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company's outstanding Common Stock effected as a class without the Company's receipt of consideration, any new, substituted or additional securities distributed with respect to the Shares shall be immediately subject to the provisions of this Section 4.4, to the same extent the Shares are at such time covered by such provisions.

4.5       If upon receipt of the Shares pursuant to this Agreement you will hold one percent (1%) or more of the Company’s then outstanding capital stock, you must execute, and become a party to, the Company's Right of First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”) and Investors’ Rights Agreement, each dated as of June 7, 2018, or the current version of such agreement (the "Investment Agreements"), as a "Key Holder". Upon execution of the Co-Sale Agreement, the Right of First Refusal for the Shares pursuant to Section 5 of this Agreement shall apply to only those Shares that are not purchased by the Company and/or the investors in the Company pursuant to the terms of the Co-Sale Agreement.

5.	Company's Right of First Refusal

5.1       Before any Shares held by you may be sold or otherwise transferred (including any assignment, pledge, encumbrance or other disposition of the Shares, but not including a permitted transfer under Section 4.2), the Company or its assignee will have an assignable right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 5 (the "Right of First Refusal"). Such Right of First Refusal will terminate on the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act.

5.2       In the event you desire to accept a bona fide third party offer for the sale or transfer of any or all of the Shares, you will promptly deliver to the Company a written notice (the "Notice") stating the terms and conditions of any proposed sale or transfer, including (a) your bona fide intention to sell or otherwise transfer such Shares, (b) the name of each proposed purchaser or other transferee (the "Proposed Transferee"), (c) the number of Shares to be transferred to each Proposed Transferee, and (d) the bona fide cash price or other consideration for which you propose to transfer the Shares (the "Offered Price"). You will provide satisfactory proof that the disposition of such Shares to such Proposed Transferee would not be in contravention of the provisions of Section 4 and you will offer to sell the Shares at the Offered Price to the Company.

5.3       At any time within 30 days after receipt of the Notice, the Company or its assignee may, by giving written notice to you, elect to purchase all or any portion of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Section 5.4.

5.4       The purchase price for the Shares purchased under this Section 5 will be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the noncash consideration will be determined by the Board in good faith.

5.5       Payment of the purchase price will be made, in the discretion of the Board, either (a) in cash (by check), by cancellation of all or a portion of any of your outstanding indebtedness to the Company or such assignee, or by any combination thereof, within 30 days after receipt of the Notice or (b) in the manner and at the time(s) set forth in the Notice.

5.6       If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee as provided in this Section 5, then you may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price; provided that such sale or other transfer is consummated within 60 days after the date of the Notice; and provided, further, that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 5 will continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if you propose to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice will be given to the Company, and the Company or its assignee will again be offered the Right of First Refusal before any Shares held by you may be sold or otherwise transferred.

6.	Legends and Stop Transfer Notices

6.1.       You understand and agree that the Shares may be subject to first refusal rights, as set forth in this Agreement. You understand that the certificate(s) representing the Shares will bear appropriate legends in substantially the following forms and any legends required by the Investment Agreements:

"The securities represented by this certificate are subject to certain restrictions on public resale and transfer and first refusal rights held by the issuer and/or its assignee(s) and may not be sold, assigned, transferred, encumbered or in any way disposed of except as set forth in a stock purchase agreement between the issuer and the original purchaser of these shares, a copy of which may be obtained at the principal office of the issuer. Such transfer restrictions and first refusal rights are binding on transferees of these shares."

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that the proposed transfer or resale is in compliance with the Act and any applicable state securities laws."

6.2       You understand and agree that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of this Agreement.

7.	No Rights as Stockholder

You shall not have voting or other rights as a stockholder of the Common Stock with respect to the Units prior to the settlement of your Vested Units.

8.	Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving or disposing of the RSUs and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving the RSUs and receiving or disposing of the Shares. Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt of the RSUs and the receipt or disposition of the Shares in light of your specific situation or you have had the opportunity to consult with such a tax advisor but chose not to do so.

9.	Withholding

You are ultimately responsible for all taxes owed in connection with this Restated Award (e.g., at vesting and/or upon receipt of the Shares), including any domestic or foreign tax withholding obligation required by law, whether national, federal, state or local, including FICA or any other social tax obligation (the “Tax Withholding Obligation”), regardless of any action the Company or any Affiliate takes with respect to any such Tax Withholding Obligation that arises in connection with this Restated Award. As a condition to the issuance of Shares pursuant to this Restated Award, you agree to make arrangements satisfactory to the Company for the payment of the Tax Withholding Obligation that arises upon receipt of the Shares or otherwise. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. In its sole discretion, the Company may allow you to elect to have withheld from the Shares otherwise payable to you with respect to your Vested Units the number of whole Shares required to satisfy the Tax Withholding Obligation. In addition, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Company in its sole discretion may allow you to instruct a brokerage firm designated or approved by the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you in payment of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Notwithstanding the forgoing, to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to you an amount sufficient to satisfy the Tax Withholding Obligation.

10.	General Provisions

10.1       Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company, any Unvested Units shall immediately terminate.

10.2       Adjustments. Upon the occurrence of any of the following events, your rights shall be adjusted as follows:

Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Unit and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events.

Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Board or a successor board, shall make appropriate provision for the continuation of the Restated Award on the same terms and conditions by substituting on an equitable basis for the Shares either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Board may provide that, upon consummation of the Corporate Transaction, your Restated Award shall be terminated or, at the discretion of the Board, made fully vested upon such Corporate Transaction.

Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, upon vesting of the Restated Award, you shall be entitled to receive the number of replacement securities which would have been received if the Restated Award had vested prior to such recapitalization or reorganization.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the Restated Award. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to the Restated Award.

10.3       Assignment. The Company may assign its forfeiture rights at any time, whether or not such rights are then exercisable, to any person or entity selected by the Board.

10.4       No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

10.5       Undertaking. You hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either you or the RSUs pursuant to the express provisions of this Agreement.

10.6       Agreement Is Entire Contract; Amendment; Governing Law. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. In the discretion of the Company, this Agreement may be amended by the Company in a manner which is not adverse to you. With your written consent, the Company may amend this Agreement in a manner which may be adverse to you. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

10.7       No Employment or Service Contract. Nothing in this Agreement will affect in any manner whatsoever the right or power of the Company, or an Affiliate, to terminate your employment or services on behalf of the Company, for any reason.

10.8       Section 409A. Payments made pursuant to this Agreement are intended to qualify for an exemption from the requirements of Section 409A of the Code, including any applicable regulations and guidance issued thereunder, and including transition guidance, to the extent Section 409A of the Code is applicable thereto. This Agreement shall be interpreted, operated and administered in a manner consistent with this intention. If this Agreement is not so exempt, the Company intends that this Agreement be interpreted, operated and administered in a manner that is compliant with Section 409A of the Code and any official guidance issued thereunder. Without limiting the generality of the foregoing, each payment made pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any other provision in this Agreement, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement so that payments made pursuant to this Agreement qualify for exemption from or comply with Section 409A of the Code. However, the Company makes no representations that payments made pursuant to this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to payments made under this Agreement.

- 8 -